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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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
                                                                                            Nine Months Ended
                                                                                        ------------------------
                                                                                        January 31,   January 25,
                                                                                            1996          1995
                                                                                            ----          ----
                                                                                          FY 1996       FY 1995
 Primary income per share:
     Net income.......................................................................   $  489,120    $  432,575
     Preferred dividends..............................................................           44            49
                                                                                        ------------  ------------
     Net income applicable to common stock............................................   $  489,076    $  432,526
                                                                                        ============  ============
     Average common shares outstanding and
       common stock equivalents.......................................................      376,929       373,399
                                                                                        ============  ============

     Net income per share--primary....................................................   $     1.30    $     1.16
                                                                                        ============  ============
Fully diluted income per share:
     Net income.......................................................................   $  489,120    $  432,575
                                                                                        ============  ============
     Average common shares outstanding and
       common stock equivalents.......................................................      376,929       373,399
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock...........................          469           519
       Additional common shares assuming options were exercised
          at the period-end market price..............................................        1,372         1,033
                                                                                        ------------  ------------
     Average common shares outstanding and
       common stock equivalents.......................................................      378,770       374,951
                                                                                        ============  ============
       Net income per share--fully diluted............................................   $     1.29    $     1.15
                                                                                        ============  ============
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               All amounts in thousands except per share amounts.

   Note: Prior year share and per share amounts have been adjusted to reflect the three-for-two stock split, which was effective October 3, 1995.

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